Exhibit 4.1

RECEIVABLES FINANCE AGREEMENT

BETWEEN

LLOYDS BANK COMMERCIAL FINANCE LIMITED (1)

AND

HUDSON GLOBAL RESOURCES LIMITED (2)

RECEIVABLES FINANCE AGREEMENT

This Agreement is made as a deed on August 1, 2014

BETWEEN

(1)	WE, LLOYDS BANK COMMERCIAL FINANCE LIMITED (Company Number 00733011) whose registered office is at No 1 Brookhill Way, Banbury, Oxon, OX16 3EL;and

(2)	YOU, HUDSON GLOBAL RESOURCES LIMITED (Company Number 03206355) whose registered office is Chancery House, 53-64 Chancery Lane, LONDON, WC2A 1QS.

IT IS AGREED that:

1.	INTRODUCTION

1.1	In this Agreement and in our Operating Conditions (which are posted on our Website – www.lloydsbankcommercialfinance.co.uk/operating-conditions/) we set out the terms on which we will make the Facility set out below available to you. These are the only terms binding both of us. They supersede all previous discussions, quotations, offer letters, proposals and representations.

1.2	We may, by way of a separate agreement, make stock, plant and machinery, property or cashflow facilities, hire purchase and/or leasing facilities available to you.

1.3	You confirm that you have read and understood this Agreement and the Operating Conditions and had the opportunity to take independent legal advice on your and our respective rights and obligations.

1.4	To provide the Facility we need to have access to and to use and/or disclose Personal Data relating to individuals associated with your business and/or with your Customers’ businesses. The terms upon which we will use such Personal Data are set out in the Operating Conditions. You agree that you have read and understood such terms and that you have obtained any necessary consent from relevant individuals.

1.5	The Operating Conditions are incorporated into and form part of this Agreement. If there is any conflict between these Commercial Terms and the Operating Conditions then these Commercial Terms will prevail.

1.6	The meanings of defined terms used in this Agreement are given below and in Part I (and Part VII, Part VIII and Part X if you are a Payroll Finance Client) of the Operating Conditions.

2.	THE FACILITY

2.1	Terms

2.1.1	Type of Facility:	Confidential Sterling Invoice Discounting
2.1.2	Applicable Operating Conditions:	Parts I, II, III, IV
2.1.3	Review Limit:	£12,000,000
£3,000,000 (WIP)

2.1.4	Advance Rate:	83%
25% (WIP Perm), 75% (WIP Temp)
2.1.5	Funding Period:	each period of 4 months beginning on the last Working Day of the calendar month in which an Invoice is raised

2.1.6	Minimum Term:	24 months from the Start Date
2.1.7	Notice Period:	3 months
2.1.8	Payee Bank:	Bank name: RBS
Bank Address: GLASGOW CITY BRANCH, 5th Floor, Bath Street, G2 4RS
Sort Code: 83-07-06
Account No: 10589242
Account name: HUDSON GLOBAL RESOURCES LIMITED
Currency: GBP

2.2	Fees and Charges

2.2.1	Discount Charge:	1.75% above Lloyds Bank PLC. Base Rate

2.2.2	Annual Minimum Fee:	£50000 per annum

2.2.3	Arrangement Fee:	£75000 payable on the Start Date

2.2.4	Transmission Charges:	CHAPS: £0.

2.2.5	Trust Account Charges:	0p per £100 of Notified Invoices

3.	SALE AND PURCHASE OF INVOICES

3.1	You hereby assign (or if such assignment, or assignation in the case of Scottish Invoices, is invalid or unenforceable for any reason you will by submitting Notifications to us be treated as assigning) to us on the terms of this Agreement:

3.1.1	all your Invoices which are outstanding on the Start Date; and

3.1.2	all your Invoices which arise after the Start Date until this Agreement terminates.

Neither of us needs to take any further action to transfer to us ownership of your current and future Invoices (other than Scottish Invoices) assigned by this clause.

3.2	At the same time as you assign your Invoices to us, you also assign (and by Notifying Invoices to us will be treated as assigning) to us the Related Rights in relation to those Invoices. In respect of Scottish Invoices the provisions of clauses 3.4, 3.5 and 3.6 below shall apply.

3.3	If an Invoice (other than a Scottish Invoice) or its Related Rights is not assigned to us, you will hold such Invoice and its Related Rights on trust for us. If you receive any cash, cheques or other forms of payment for any Invoices, then:

3.3.1	you will hold them on trust for us; and

3.3.2	you will immediately deliver such payments to us (endorsed to us, if necessary) or pay them into such bank account as we tell you, but you must not pay them into your own bank account.

3.4	This clause contains a declaration of trust by you in our favour. You are the trustee of that trust and we are the beneficiary. The trust property, which as trustee you will hold on trust for us, is as specified in this clause 3.4. By our execution of this Agreement, we acknowledge that we are aware of the existence of the trust and the property which is and will be trust property. You and we agree as follows:-

3.4.1	if you receive any sums relating to a Scottish Invoice, you will advise us immediately and will hold it in trust for us as part of the property of the trust created by this clause 3.4;

3.4.	2 all Scottish Invoices and their Related Rights purchased or to be purchased by us under this Agreement shall be the property of this trust except where, or until, we have a complete and unencumbered title thereto. The Scottish Invoices and their Related Rights shall become trust property as soon as they are Notified to us by you;

3.4.3	we may at any time give notice to anyone that this trust exists and you will give the same notice to any party should we so require;

3.4.4	your Notification to us will constitute notice to us that those Scottish Invoices so Notified and their Related Rights become trust property save where we have a complete and unencumbered title to such Scottish Invoice and/or its related Rights; and

3.4.5	we may require you at any time as trustee to transfer legal title to us of all or any of the trust property and you shall be bound to do so forthwith. The provisions of this clause 3.4.5 will continue to apply notwithstanding any termination of the Agreement.

3.5	If you are a Factoring Client or an Invoice Discounting Client whose Agreement is disclosed, ownership of Scottish Invoices and their Related Rights shall transfer to us upon the notification of assignation of a Scottish Invoice being made to a Customer as provided for in condition 8.3.3 of Part II of the Operating Conditions.

3.6	If you are a Factoring Client or an Invoice Discounting Client whose Agreement is undisclosed, Scottish Invoices and their Related Rights shall become trust property (as referred to in clause 3.4.2 above) upon you Notifying us of that Invoice.

4.	POWER OF ATTORNEY

4.1	You irrevocably appoint us and each of our directors and any of our duly authorised senior managers from time to time jointly and each of them severally to be your attorneys for the purpose of:

•	perfecting our title to an Invoice or its Related Rights (including, for the avoidance of doubt perfecting title to any Scottish Invoices and their Related Rights in accordance with clause 3.4.5 above); and/or

•	securing the performance of any of your obligations to us or a Customer.

In accordance with this power, we may without notice to you either in our name or in your name:

4.1.1	complete, negotiate or endorse cheques or other instruments representing payment of or security for Invoices;

4.1.2	bring, conduct, compromise or defend any legal or other proceedings;

4.1.3	execute or sign any deeds or documents;

4.1.4	complete or perform any other acts as we consider reasonably necessary to complete a Contract of Sale;

4.1.5	dispose of or deal with any Related Rights;

4.1.6	obtain payment of Invoices and if necessary, give notice of the assignment or assignation of Invoices to us;

4.1.7	Communicate with HM Revenue and Customs.

Each attorney under this power may in turn appoint and remove any substitute attorney or agent. You will ratify anything lawfully done by any attorney, substitute attorney or agent under the powers set out above. You cannot cancel our powers under this clause and this power will last until all monies, obligations and liabilities owing by you to us have been performed or satisfied in full.

5.	SPECIAL TERMS

Other special terms are:

Appropriate 'work in progress' notification systems to be agreed prior to funding

Monthly Management Accounts to be provided within 30 days of month end

Aged debtor & creditor month end summary reports to be submitted to LBCF within 15 days of the month end

Audited Accounts to be provided within 6 months of year end

Book debts where Hudson 'acts as' RPO to be excluded

Book debts where Hudson 'acts through' and RPO where 'pay when paid' terms apply to be funded to maximum of £2m and £300k individually (for clarity the £300k limit applies to individual RPO's not end debtors within RPO concentrations), reviewed at LBCFs discretion. Analysis to be provided monthly and required reserves updated if applicable

Any single debtor which represents more than 10% of the Financeable Sales Ledger (FSL) will require an agreed funding limit with the exception of Clydesdale/NAB (£2m funding limit), to be reviewed at LBCF's discretion.

Exports will be funded to a maximum of 10% of the Financeable Sales Ledger

'Unbilled' (defined as permanent recruitment invoices where the candidate is yet to start) capped at £750k and funded to a maximum period of 30 days. Any invoices aged over 30 days where the candidate has yet to start to be excluded.

If funds, on aggregate, drawn out of the UK facility for repatriation across the wider Hudson Global group exceed £3.5m, further drawings will require prior approval from LBCF, not to be unreasonably withheld.

Reserves to be implemented for all items of potential sales ledger dilution as identified at audit.

New customer contracts, value £500k+ p.a. to be provided to LBCF whenever they arise

Initial ‘Blended’ advance rate of 83% based on achieving full availability with a 20%/£2.0m (whichever is lower) Cap on Perm invoices. In the event that the Temp/Perm mix changes significantly from day one position LBCF will review the advance rate

LBCF agree to the disposal of the E-Discovery business

Covenants

True credit note dilution not to exceed 5%, measured at audit on a regular basis

Debt turn not to exceed 55 days, per LBCF statistics, over a 3 month rolling period

Dividends to parent Co. are restricted to value of Post Tax Profit going forward

Month end facility headroom to be minimum of £2m

6.	CONDITIONS PRECEDENT

6.1	We will provide you with the Facility when we have received in a form and substance satisfactory to us:

6.1.1	an all assets debenture or a bond and floating charge if you are a Scottish company executed by you;

6.1.2	a copy of the resolution of your board of directors approving the execution of this Agreement and any other security we require from you;

6.1.3	any waivers, deeds of postponement, deeds of priority or ranking agreements in Scotland, guarantees and assignments or assignations in Scotland of insurance policies entered into by you, us or other parties as may be required.

6.1.4	any information or evidence we require to comply with our know your customer procedures.

6.1.5	Other conditions precedent are:

Directors and Shareholders to be identified in line with UK money laundering legislation and completion of KYC requirements

Completion of suitable legal documentation

Operational review of major contracts

LBCF to meet UK management team and prior to funding

IN WITNESS of which the parties have executed this Agreement as a Deed on the date set out above.

SIGNED and DELIVERED as a DEED of

LLOYDS BANK COMMERCIAL FINANCE

LIMITED

acting by:

1	Barry Martin Jones	/s/ Barry Martin Jones
	Name of attorney	Attorney Signature

2	Thea Clare Mills	/s/ Thea Clare Mills
	Name of attorney	Attorney Signature

In the presence of:

Witness

Name: **

Occupation:
Witness signature (only required
If one attorney signs)

I/We, the undersigned, confirm that all relevant individuals have either read, understood and accepted or have otherwise consented to statements about Data Protection which appear on either the offer letter, quotation, proposal or instruction letter sent to me/us before your auditors visited me/us and as contained in this Agreement and/or that the processing in accordance with such statements of personal data supplied by me/us is otherwise permitted.

SIGNED and DELIVERED as a DEED of
HUDSON GLOBAL RESOURCES LIMITED

Peter Istead		/s/ Peter Istead
Name of Director**		Signature

Name of Director/Company Secretary**		Signature

In the presence of:
Witness

Name*:	Emer Friel

Occupation:	Executive Assistant	/s/ Emer Friel
*Witness Signature (only required if the
Address:	Previously provided	Company is registered with a sole
Director as per the Companies Act 2006)

OPERATING CONDITIONS

FOR

RECEIVABLES FINANCE AGREEMENT

BETWEEN

LLOYDS BANK COMMERCIAL FINANCE LIMITED

AND

Hudson Global Resources Limited

We acknowledge receipt of these Operating Conditions (Part I, Part II, Part III and Part IV) which form part of our agreement with you.

/s/ Peter Istead
For and on behalf of Hudson Global Resources Limited

August 1, 2014

Date

OPERATING CONDITIONS – PART I

DEFINITIONS

In this Agreement the following words have the meaning set out opposite them:

“Additional Service Fee”	any fee charged to Factoring Clients in respect of Invoices still unpaid after an agreed period of months.

“Advance Rate”	any percentage to be paid by us on account of the Purchase Price of each Approved Invoice specified in the Commercial Terms as varied in accordance with this Agreement from time to time.

“Advance”	the amount paid by us on account of the Purchase Price of each Approved Invoice, in the case of Invoice Discounting and Factoring Clients, calculated by applying the Advance Rate to such Invoice or in the case of Payroll Finance Clients disbursed in the manner set out in Operating Conditions – Part VII – Provisions relating to Payroll Finance Clients only or Part IX – Provisions relating to Invoice Discounting/Factoring Clients with Payroll Services only.

“Approved Currency”	any currency referred to in the Commercial Terms or any other currency which we may approve from time to time but excluding any currency which we notify you is removed from this definition.

“Approval Limit”	any limit established by us and notified to you from time to time in relation to the maximum value of Invoices owing by some or all of your Customers expressed either as a fixed monetary amount or a percentage of all your Invoices outstanding from time to time.

”Approved Invoice”	all or part of any Notified Invoice not classified by us as Disapproved and “Approved” shall be construed accordingly.

“Approved Country”	any country referred to in the Commercial Terms or agreed by us from time to time but excluding any country which we notify you is removed from this definition.

“Associated Business”	any person or business which is owned or controlled by:

(i)	you or your spouse; or

(ii)	any director or partner of yours; or

(iii)	anyone who controls (or who can take control of) you; or

(iii)	anyone you control (or you can take control of);or

(v)	any holding company.

“Audit”	Any inspection of your books of account and/or other records by our employee/s or agent/s either pursuant to the undertakings given in Clause 9.1.9 of Operating conditions Part II or otherwise.

“Availability”	the amount of any Invoice Discounting, Factoring or Payroll Finance Facility available to you calculated as set out in condition 4.5 of the Operating Conditions – Part II – Provisions relating to all Clients

“BACS”	the Bankers Automated Clearing System.

“Bank”	Lloyds Bank plc and its successors or assigns.

“Base Rate”	the published base rate of the Bank from time to time.

“CHAPS”	same day transmission of cleared funds through the Clearing Houses Automated Payment System.

“Client”	at any time, a person to whom a Facility is made available.

“Collection Date”	in the case of any Invoice which is: (a) paid in cash: the date of receipt of the cash by us; (b) paid by cheque or other instrument: the date on which funds representing the same are cleared by our bankers for interest; (c) paid by BACS: the date on which funds are credited to our bank account; (d) paid by CHAPs or Faster Payment: the Working Day after the day in which funds are credited to our bank account.

“Commercial Terms”	the terms set out in the main body of the Agreement (other than the Operating Conditions) as varied, amended, supplemented or replaced from time to time.

“Contingent Instrument”	a guarantee, bond or letter of credit issued by us or an Issuer pursuant to any Contingent Liability Facility.

“Contingent Liability Facility”	any contingent liability facility provided by us to you.

“Contract of Sale”	a contract in any form (including a purchase order) for the sale or hire of goods and/or provision of services to a Customer under which an Invoice arises.

“Counter Indemnity”	an indemnity provided by us to an Issuer in their preferred form for all monies, obligations and liabilities incurred under a Contingent Instrument.

“Currency Facility”	a Facility where we have agreed to pay for your Currency Invoices owing by a UK Customer.

“Currency Invoice”	any Invoice payable in an Approved Currency (other than Sterling).

“Current Account”	the account described in condition 4 of the Operating Conditions – Part II – Provisions relating to all Clients.

“Customer”	a person under a Contract of Sale obliged to pay you the Invoice and, where the context so permits, a prospective Customer.

“Debit Balance”	any debit balance on the Current Account.

“Debtor Protection”	the debtor protection described in Part X and provided by us in accordance with this Agreement

“Delivered”	in relation to Goods:

(i)	physical delivery to (or to the order of) a Customer;

(ii)	the Customer taking the risk in the Goods;

(iii)	performance of the Contract of Sale;

in relation to services: completed and “Deliver” and “Delivery” are to be construed accordingly.

“Disapproved Invoice”	all or part of any Invoice classified by us as disapproved in accordance with condition 2 of the Operating Conditions – Part II – Provisions relating to all Clients and ‘Disapproved’ is to be construed accordingly.

“Domestic Invoice”	an Invoice payable in Sterling arising from a Contract of Sale performed in UK, the invoice for which is addressed to a location in the UK.

“DPA”	the Data Protection Act 1998.

“EEA”	European Economic Area.

“Export Facility”	a Facility where we have agreed to pay for your Export Invoices.

“Export Invoice”	an Invoice which is:

(i)	addressed to a Customer in one of the countries referred to in the Commercial Terms; and

(ii)	expressed either in an Approved Currency or Sterling.

“Facility”	means any or all (as the context requires) of an Invoice Discounting Facility, Factoring Facility, Export and/or Currency Facility, Contingent Liability Facility, Payroll Finance Facility or Debtor Protection Facility made available by us to you from time to time under the terms of this Agreement.

“Factoring Client”	at any time, a Client to whom a Factoring Facility is made available, or a Client to whom a Payroll Service is made available on the basis of a Factoring Facility.

“Factoring Facility”	a Facility provided on the terms of this Agreement where the applicable Operating Conditions include Parts I, II and IV.

“Faster Payment”	same day transmission of cleared funds as arranged by the payer with their bankers and accepted by the payee’s bankers

“Fees and Charges”	all those fees and charges to which we are entitled for providing any Facility (and any VAT thereon).

“Goods”	any goods the subject of a Contract of Sale.

“Group”	Lloyds Banking Group and all its associated companies. For these purposes “associated companies” includes Lloyds Banking Group plc and any subsidiary, affiliate, and related company or other firm directly or indirectly controlled from time to time by the Lloyds Banking Group plc.

“Insolvency” or “Insolvent”	in relation to a company, partnership or limited liability partnership:

(i)	the presentation of a petition to wind it up;

(ii)	the passing of a resolution to wind it up or the giving of notice by any person convening a meeting of creditors for the purpose of considering the same;

(iii)	the appointment of or the making of an application to court to appoint, an administrator to it;

(iv)	its members, directors or creditors resolving to effect any of the above;

(v)	the giving of notice by any person to us of an intention to appoint an administrator or liquidator to it;

in relation to a company: the taking of any steps towards or the coming into force of a moratorium under the Insolvency Act 2000;

in relation to an individual:

(i)	the issue of a petition (whether by the individual or his creditors) to appoint a trustee in bankruptcy in respect of that individual (and where that individual is in partnership with others the partnership will be treated as Insolvent on the issue of such a petition);

(ii)	granting a trust deed for the benefit of his creditors;

in relation to a company, limited liability partnership, partnership or individual:

(i)	the holder of any Security Interest exercising or enforcing his rights, whether by taking possession of or appointing an administrative or other receiver, to any of its or his undertaking, assets or property or otherwise; or

(ii)	suffering distress, sequestration for rent, diligence, attachment, seizure, execution, sequestration or other legal process upon any assets;

(iii)	being subject to an injunction or interdict preventing or restricting dealings with its income or assets;

(iv)	giving notice of the intended suspension of payment of debts

(v)	the directors, members or any individual(as appropriate) taking any steps towards filing (or in Scotland, lodging) with the Court any documents or statements or making an application for a moratorium in connection with a voluntary arrangement under the Insolvency Act 1986;

(vi)	the taking of any steps towards implementing a proposal for a voluntary arrangement under the Insolvency Act 1986;

(vii)	commencing negotiations with one or more creditors for the general readjustment or rescheduling of all or part of its indebtedness;

(viii)	making a general assignment or assignation for the benefit of, or composition with, its creditors;

(ix)	ceasing or threatening to cease to carry on business;

(x)	allowing any judgment, order or award of any court or tribunal for payment of money to remain unsatisfied for 7 days or more;

(xi)	being insolvent within the terms of section 123 Insolvency Act 1986 or, in our reasonable opinion, being capable of being deemed unable to pay its debts as they fall due; or

(xii)	receipt by it of a statutory demand; in relation to a Scottish partnership: the appointment of a judicial factor.

“Invoice”	any present, future or contingent obligation (including any tax or duty) of a Customer to make payment under a Contract of Sale (whether invoiced or not) and, where the context permits, includes part of an Invoice.

“Invoice Discounting Client”	at any time, a Client to whom an Invoice Discounting Facility is made available, or a Client to whom a Payroll Service is made available on the basis of an Invoice Discounting Facility

“Invoice Discounting Facility”	a Facility provided on the terms of this Agreement where the applicable Operating Conditions include Parts I to IV

“Issuer”	a bank or other financial institution approved by us which issues a Contingent Instrument on your behalf.

“Liability”	any actions, awards, costs, claims, damages, losses (including, without limitation, any direct or indirect consequential losses), demands, expenses, loss of profits, loss of reputation, judgments, penalties and proceedings and any other losses and/or liabilities suffered and/or incurred by you.

“LIBOR”	the London Inter-bank Offered Rate, being the British Bankers’ Association Interest Settlement Rate for the relevant Approved Currency for the interest period agreed by us as displayed on the appropriate page of the Reuters screen (or any replacement page or service specified by us).

“Minimum Fee”	any minimum or fixed fee (replacing or supplementing the Service Fee) specified in the Commercial Terms.

“Minimum Term”	the shortest period for which this Agreement must operate specified in the Commercial Terms.

“Net Value”	in relation to any Invoice, the amount actually received by us in settlement or discharge after taking into account all deductions, discounts and off-sets.

“Non-Notifiable Invoices”	those Invoices described as non-notifiable in the Operating Conditions for Invoice Discounting Clients and specified as Additional Non-Notifiable Invoices in the Commercial Terms.

“Notice Period”	the period of notice to be served to terminate this Agreement specified in the Commercial Terms.

“Notification”	your notification to us in the format we specify (being, in the case of Clients receiving Payroll Services, Time Sheet Data) of the amount of Invoices and other matters referred to in conditions 9.1.6 and 9.1.7 of the Operating Conditions – Part II – Provisions relating to all Clients. “Notified” and “Notify” are to be construed accordingly.

“Notified Value”	the full amount of each Invoice given in a Notification (including any applicable tax or duty) and before any discount for prompt payment or otherwise.

“Operating Conditions”	the terms and conditions on which we will provide a Facility, Debtor Protection and /or Payroll Services to you incorporated in the Agreement, appearing on the Website, as amended, varied, supplemented or replaced from time to time.

"Payee Bank"	the bank and the account in the name of your business detailed in the Commercial Terms or such other bank and account in the name of your business that you notify to us in writing on at least two Working Days notice to which we will make all payments to you.

“Payroll Finance Client”	a Client to whom a Payroll Finance Facility is made available.

“Payroll Finance Facility”	a Facility provided on the terms of this Agreement where the Operating Conditions Parts VII and VIII apply.

“Payroll Services”	those services specified in Operating Conditions – Part VIII – Payroll Service Conditions.

“Personal Data”	personal data relating to a living individual as defined under the DPA.

“Purchase Price”	the amount payable by us for each Invoice together with its Related Rights.

“Related Rights”	(i)	all your rights under a Contract of Sale (including your right to damages);

	(ii)	all (negotiable and non negotiable) instruments, security, bonds, guarantees and indemnities relating to an Invoice;

	(iii)	all documents, ledgers, databases and computer files (including operating systems) recording or evidencing performance of a Contract of Sale or Invoices;

	(iv)	all Goods returned to or repossessed by you or rejected by a Customer and all documents of title to such Goods;

	(v)	any credit insurance in respect of an Invoice;

	(vi)	any time sheets or proofs of delivery.

“Reserve”	any reserve applied by us to your Availability in such amount as we may determine from time to time.

“Retail Price Index”	means All Items Retail Price Index (RPI table RP04) or any index replacing or superseding it, currently published by the Office for National Statistics on their website: www.statistics.gov.uk/cci/nugget.asp?id=21

“Review Limit”	any maximum Availability permitted to you which, until further notice from us, is the amount shown in the Commercial Terms.

“Scottish Invoice”	an invoice payable in Sterling arising from a Contract of Sale which is governed by the laws of Scotland or where the Invoice is addressed to a Customer located in Scotland.

“Security Interest”	any mortgage, charge, pledge, trust, assignment or assignation by way of security, hypothecation, lien, or any other arrangement for the purpose of or having a similar effect to creating security or any title retention rights.

“Sensitive Personal Data”	sensitive Personal Data relating to a living individual as defined under the DPA.

“Service Fee”	the fee, referred to in the Commercial Terms, charged for the provision of our services to you calculated, unless otherwise agreed, as provided in condition 6.2 of the Operating Conditions – Part II – Provisions relating to all Clients

“Start Date”	the later of:

(a) the date of this Agreement; and

(b) the date on which we confirm that you have satisfied any conditions precedent specified by us.

“Sterling”	Sterling (GBP) or the currency of the United Kingdom.

“Termination Event”	any of the events set out in condition 10 of the Operating Conditions – Part II – Provisions relating to all Clients.

“Trust Account”	any bank account into which payments from Customers in respect of Invoices are required to be paid which is unencumbered and declared in trust for us and on which we are the only authorised signatory.

“United Kingdom”/”UK”	the United Kingdom of Great Britain and Northern Ireland, the Isle of Man and the Channel Islands.

“Under Utilisation Fee”	any fee referred to in the Commercial Terms calculated in the manner set out in condition 6.5 of the Operating Conditions – Part III – Provisions relating to Invoice Discounting Clients only.

“We” or “Us”	Lloyds Bank Commercial Finance Limited (company number 00733011) and our transferees and assignees.

“Website”	www.lloydsbankcommercialfinance.co.uk/operating-conditions/, additionally in the case of Invoice Discounting Clients www.lloydsbanksolutionsplus.co.uk referred to as N-able, in the case of Factoring Clients www.cashconnect.co.uk referred to as Cash Connect and, in any case, includes any additional or alternative domain name by which we may communicate with each other over the internet from time to time. The terms under which they are provided are shown on the Websites.

“Working Day”	a day when the Bank is open for all normal business in England and Wales.

OPERATING CONDITIONS - PART II

PROVISIONS RELATING TO ALL CLIENTS

1.	LENGTH OF THIS AGREEMENT

1.1	This Agreement will begin on the Start Date and, subject to condition 1.3, will continue for the Minimum Term and thereafter until terminated by either of us.

1.2	We may each terminate this Agreement by serving written notice to terminate on the other, but, subject to condition 1.3, we must give each other notice of at least the Notice Period and each of us may only terminate this Agreement at the end of a calendar month coinciding with or ending after the end of the Minimum Term.

1.3	We may also terminate this Agreement at any time after the occurrence of a Termination Event.

2.	NOTIFICATION, INVOICE CLASSIFICATION AND APPROVAL LIMITS

2.1	You will Notify us through the Website or by any other electronic means which we may specify from time to time of all your Invoices existing on or arising after the Start Date. If the assignment (assignation under Scottish Law) in the Commercial Terms is invalid or unenforceable for any reason each Notification submitted by you to us will be treated as including the following statement: “We hereby assign to you the Invoices referred to in the Notification, together with their Related Rights. Terms defined in the Receivables Financing Agreement made between us bear the same meaning in this statement.”

2.2	We will classify all Notified Invoices as either Approved or Disapproved. Any Invoice which is not Disapproved will be Approved.

2.3	We may Disapprove any Notified Invoice:

2.3.1	which, when added to all other unpaid Invoices owing by a particular Customer, exceeds any Approval Limit; or

2.3.2	which is not paid by the end of the Funding Period (or which on the Start Date has not been paid within that time period); or

2.3.3	which is disputed by a Customer; or

2.3.4	in relation to which you breach any warranty or undertaking given to us.

We may Disapprove an Invoice at any time, even if it was previously Approved and vice versa.

2.4	We will tell you of any Approval Limits set by us.

3.	PAYING FOR INVOICES

3.1	The Purchase Price of each Invoice and its Related Rights is the amount (including any tax) received by us in or towards its payment less:

3.1.1	any prompt payment or other discount, deduction, rebate or set off allowed to the Customer; and

3.1.2	our Fees and Charges.

3.2	We will pay you the Purchase Price by allowing you to draw from the Current Account up to the amount of your Availability:

3.2.1	Advances in respect of Approved Invoices in the manner calculated in condition 4;

3.2.2	the balance (after deduction of any Advance) of any payment received by us in or towards discharge of an Approved Invoice; and

3.2.3	in respect of Disapproved Invoices, the amount received by us in or towards payment, when received by us.

3.3	Unless we agree otherwise, we will make Advances and pay the Purchase Price by bank transfer to the Payee Bank in Sterling and all transactions between us will be accounted for in Sterling.

4.	CURRENT AND OTHER ACCOUNTS

4.1	We will operate an account in your name called the Current Account. Any balance on this account represents the Purchase Price of Invoices less any Advances, our Fees and Charges and any other sums referred to below.

4.2	We will credit to the Current Account:

4.2.1	on the Collection Date, amounts received by us in or towards payment for Invoices;

4.2.2	any Allowance and any rebate of our Fees and Charges allowed by us; and

4.2.3	all payments received in or towards the repurchase price of Invoices.

We may credit to the Current Account any other payments which we receive for your account.

4.3	We will debit to the Current Account:

4.3.1	Advances and any other payments made to you or to your order;

4.3.2	all Fees and Charges (including any value added tax);

4.3.3	if applicable, the amount of our actual liability under any Contingent Instrument or Counter Indemnity issued by us pursuant to any Contingent Liability Facility;

4.3.4	any refund to a Customer of a credit balance on its account with you; and

4.3.5	any other sums actually, contingently or prospectively payable by you to us whether under this Agreement or any other facility made available by us to you.

4.4	We will also maintain a sales ledger control account. We will debit the Notified Value of all Invoices to this account. We will credit to the sales ledger control account:

4.4.1	the amount of all payments received in or towards payment of Invoices;

4.4.2	the value of any credit notes issued or any discounts provided to a Customer;

4.4.3	the repurchase price of an Invoice;

4.4.4	any other adjustments we reasonably consider necessary.

4.5	In order to calculate Availability, we will disregard all Disapproved Invoices on the sales ledger control account, apply the Advance Rate to that adjusted figure and then deduct:

4.5.1	any Debit Balance;

4.5.2	any Reserves; and

4.5.3	any accrued Fees and Charges.

4.6	The Debit Balance must not exceed the Review Limit. If we are providing another Facility or any other facility either to you and/or other companies in your group, the aggregate Debit Balances across all your and their Current, loan or other accounts maintained by us shall not exceed any aggregate Review Limit specified in the Commercial Terms.

4.7	If you exceed your Availability or any Approval Limit or any Review Limit whether as a result of us Disapproving an Approved Invoice, exercising our rights under conditions 4.8,4.9 or 10.2 or for any other reason, then, in the first instance, you must promptly bring your accounts back within such limits from future Approved Invoices and/or cash collections. If you fail to do so, then, you must pay the difference to us on our demand.

4.8	We may at any time, by written notice to you, with immediate effect vary:

4.8.1	the Advance Rate in respect of all outstanding Approved Invoices and/or Invoices Notified to us after the date of such notice; and/or

4.8.2	any Review Limit or Approval Limits; and/or

4.8.3	the proportion of your Export Invoices in respect of which we will make Advances.

4.9	We may also from time to time apply a Reserve. We will determine the amount of any Reserve and will notify it to you from time to time.

4.10	In addition to the Current Account and the sales ledger control account, we may maintain such other accounts as we consider necessary for the operation of this Agreement.

4.11	We may pay a Customer any credit balance on that Customer’s account.

5.	COLLECTION OF INVOICES

5.1	If you are a client whose Facility is disclosed or whose agency to collect Invoices has been terminated, subject to the rights of any credit insurer, these conditions will apply to you.

5.2	We may take whatever action we think is suitable to obtain payment of Invoices from your Customers. We may demand, exercise, obtain or otherwise deal with the Related Rights in whatever way we think is suitable (or refrain from so doing). We may settle, compromise or adjust any claim brought by or against us, upon such terms as we see fit. We may bring, carry on, defend or compromise any legal proceedings or form of alternative dispute resolution in any part of the world and in your or our name. We may engage collection agents, solicitors or barristers or such other professionals as we feel necessary for this purpose.

5.3	We do not have to bring or defend any proceedings, by or against us, even if you ask us to do so.

5.4	Subject to the terms of any credit insurance of an Invoice, we may allow a Customer a longer period to pay or agree to accept less than the Notified Value of an Invoice and this will not affect your obligations to us.

5.5	You will:

5.5.1	at your expense, help us to collect Invoices, by, for example, assisting us to review your records and other evidence providing witness statements and procuring witnesses’ attendance at court; and

5.5.2	be bound by any act, decision or omission of ours in the exercise of our rights including any reduction in, or extinction of, the Purchase Price.

5.6	We may sell any returned Goods on such terms as we consider appropriate and we will treat the proceeds of sale as if they were payment of or towards the relevant Invoice.

5.7	We will not pay you compensation or damages and we will not have broken this Agreement if your Customer does not pay an Invoice.

6.	OUR FEES AND CHARGES

6.1	The Discount Charge, which is deductible from the Purchase Price, will, for administrative convenience, be applied daily to any Debit Balance and be debited every Working Day (or on such other basis as we may agree).

6.2	In return for our services you will, subject to any Minimum Fee arrangements, pay us the Service Fee. This fee will be calculated as the percentage stated in the Commercial Terms of the Notified Value of each Invoice Notified to us on the Start Date and thereafter throughout this Agreement. The Service Fee will be charged to the Current Account when Invoices are Notified to us. The Service Fee will not be reduced if the Net Value of an Invoice is less than its Notified Value.

6.3	Any Allowance (if applicable) will be calculated daily on any credit balance on the Current Account and will be credited every Working Day (or on such other basis as we may agree) to the Current Account.

6.4	For the purposes of calculating the Discount Charge, any Allowance or any Under Utilisation Fee, any payment of or towards an Invoice shall be credited to the Current Account on its Collection Date.

6.5	If you serve notice to terminate this Agreement before the end of the Minimum Term or give us less notice than the Notice Period, we may accept such notice, although we do not have to do so. If we do accept your notice or following a Termination Event we may, in addition to all other Fees and Charges to which we are entitled under this Agreement, charge you a termination fee calculated on the basis that for each month or part of a month that the Agreement ends before the end of the Minimum Term or the Notice Period you will pay us the higher of:

6.5.1	the total of the monthly average of: (i) the Service Fee and any Additional Service Fee; (ii) the net Discount Charge; and in the case of Invoice Discounting Clients (iii) any Trust Account charges and any Monitoring or Facility Fee (and VAT thereon) which accrued during the 12 calendar months before we accepted your notice to terminate (or, if this Agreement has not operated for 12 months, the monthly average in the calendar months for which it has operated); or

6.5.2	the balance of any Minimum Fee for the unexpired portion of the Minimum Term or Notice Period plus the monthly average of the net Discount Charge (and, in the case of Invoice Discounting Clients, all Trust Account charges and any Monitoring or Facility Fee (and VAT thereon) which accrued during the 12 calendar months before we accepted your notice to terminate (or, if this Agreement has not operated for 12 months, the monthly average in the calendar months for which it has operated).

6.6

6.6.1	Following a Termination Event we shall be entitled to consider the Minimum Term as 12 months, unless the Minimum Term specified in the Agreement is greater than 0 months when the Minimum Term in the Agreement shall apply, and a termination fee calculated as detailed in condition 6.6 may be charged.

6.6.2	Following a Termination Event we shall be entitled to consider the Notice Period as 6 months, unless the Notice Period in the Agreement is greater than 1 month when the Notice Period in the Agreement shall apply, and a termination fee calculated as detailed in condition 6.6 may be charged.

6.7	If we purchase an Invoice expressed in a currency other than Sterling then you will be responsible for all bank charges and commissions for collections and currency conversion and transmission costs.

6.8	Value Added Tax, where applicable, shall be added to all our Fees and Charges.

6.9	We will make all payments to you or to your order through BACS. If we agree to make a payment to you other than by BACS we will charge you the Transmission Charges indicated in the Commercial Terms.

7.	EXPENSES, SET OFF AND INDEMNITY

7.1	You will indemnify us (and in the case of condition 7.1.6 any bank operating the Trust Account or other account nominated by us) for all losses, actions, proceedings, costs, claims, demands, awards, fines, orders, expenses and liabilities (including legal fees) incurred by us (or such bank) (and any additional administrative time incurred by us charged at such rate as we shall reasonably determine) directly or indirectly as a result of:

7.1.1	preserving or enforcing our rights under this Agreement and any security given for it;

7.1.2	exercising any of our rights under condition 5 (Collections) or dealing with disputes relating to an Invoice;

7.1.3	obtaining or enforcing a release of Invoices and Related Rights or waiver of rights, from any person with a Security Interest;

7.1.4	the occurrence of a Termination Event;

7.1.5	accepting and/or acting upon information or instructions purporting to come from you even if that information or those instructions subsequently prove to have been incorrect or unauthorised by you (except to the extent that our officers have been negligent or fraudulent);

7.1.6	collecting and/or crediting to any Trust Account (or any other account nominated by us) any cheque or other negotiable instrument payable to you or endorsed in your favour;

7.1.7	any claim by a Customer against us; or

7.1.8	you breaching the DPA.

7.1.9	any action or claim by any current or former employee of yours who was (or considers that he or she was) dismissed or suffered a detriment as a result of you entering into this Agreement; and

7.1.10	any action or claim by any employee or former employee of yours that their employment should have transferred or did transfer to us pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 by virtue of you entering into this Agreement and/or any action or claim by any employee or appropriate representative (as defined in the Regulations) that there has been a failure to inform and consult with any employee or appropriate representative as required by those regulations.

7.2	We may charge you a reasonable fee for:

7.2.1	providing any consent, waiver or variation of this Agreement; or

7.2.2	making an Advance which exceeds your Availability.

7.3	We may (but are not obliged) at any time without notice to you to:

7.3.1	set off against our liability to you any liability you owe to us; and/or

7.3.2	combine or consolidate all or any of your accounts with us;

in either case whether arising under this Agreement or any other facility provided by us. In order to effect such set off or combination of accounts, we may convert currencies at the Bank’s spot rate of exchange prevailing at the time of set off or combination. Your liability to us includes any amounts owing by you for goods, work or services provided to you by another of our clients. We may make a reasonable estimate of any amounts contingently or prospectively due from you to us which cannot be calculated on the date we exercise set off. You may not exercise any right of set off or counterclaim against monies due from you to us.

7.4	You will be responsible for any stamp duty or other tax payable on any document transferring title (whether to you or us) to Invoices, Related Rights or Goods.

7.5	We may at any time, at your request or at our discretion, convert any payment received by us in or towards settlement of Invoices and/or any of our obligations to you or your obligations to us which are owed in a currency other than Sterling into Sterling at the Bank’s prevailing spot rate of exchange. Where the currency of the Current Account is different to that in which a Customer pays an Invoice and/or that in which the Purchase Price is paid and as a result there is an exchange rate loss or gain when the Invoice is paid, we shall debit any loss and credit any gain to the Current Account.

8.	WARRANTIES

8.1	On the date of this Agreement and each time you Notify Invoices to us, you warrant that:

8.1.1	except as disclosed to us in writing before the Start Date, there are no Security Interests affecting your Invoices and you have not sold your Invoices to any other person;

8.1.2	you have told us about every material fact or matter which you know, or ought to have known, might influence us in deciding whether to enter into this Agreement or to classify an Invoice as Approved or Disapproved or to accept person as a guarantor or in determining any Review Limit or Approval Limit;

8.1.3	all reports, accounts, and other information supplied to us are accurate and complete.

8.1.4	prior to the Start Date you did not have any employees and/or workers who spent all or the majority of their time performing those tasks which we will perform under this Agreement

8.2	The warranty in clause 8.1.2 includes any past Insolvency of your directors or shareholders or of any company in which they have been interested or any disqualification at any time of any of your directors or any shadow directors (as defined by the Insolvency Act 1986) from acting as a director.

8.3	In relation to each Invoice Notified to us, you warrant, both on the date of Notification and on each Working Day until that Invoice is paid, that:

8.3.1	the Contract of Sale giving rise to the Invoice:

8.3.1.1	is valid and enforceable against the Customer;

8.3.1.2	is governed by English law or another law approved by us in writing;

8.3.1.3	provides for the Customer to submit to the jurisdiction of the English Courts or an Approved Country;

8.3.1.4	does not include any prohibition against assignment or assignation of the Invoice or the Contract of Sale;

8.3.1.5	provides for payment in Sterling or an Approved Currency;

8.3.1.6	provides for payment on or before the end of the Funding Period;

8.3.1.7	does not provide for cash on delivery, sale or return or for payment in advance or by stage payments;

8.3.1.8	arises from your normal trading activities disclosed to us before the Start Date;

8.3.2	the Invoice relates to an actual sale and you have delivered the Goods or carried out the works or services to which the Invoice relates according to the Contract of Sale;

8.3.3	you have sent to your Customers all Invoices Notified to us and, in the case of Clients whose Facility is disclosed, those invoices and all reminders and statements include notices of assignment or assignation in our preferred form;

8.3.4	the details of the Invoice Notified to us are correct and complete and the Invoice has not been Notified to us before;

8.3.5	the Notified Value of each Invoice is the amount due in respect of it and any prompt payment or bulk order discount does not exceed that agreed by us;

8.3.6	no right of set-off, compensation or counterclaim exists which will reduce or extinguish the Notified Value of an Invoice or affect our ability to collect the Invoice in full;

8.3.7	so far as you are aware, the Customer is credit worthy and is not Insolvent;

8.3.8	the Customer is not an Associated Business;

8.3.9	to the extent referred to in the Invoice, the Contract of Sale has been performed and the Invoice has become due;

8.3.10	there is no Security Interest, trust, tracing or other third party claim which may adversely affect our title to an Invoice, its Related Rights or Goods;

8.3.11	the Customer has an established place of business in England and Wales or an Approved Country;

8.3.12	in relation to Invoice Discounting Clients, the Invoice is not a Non-Notifiable Invoice;

8.3.13	if the Invoice is an Export Invoice, you additionally warrant that:

8.3.13.1	the Customer has all licences and permits necessary to import and pay for the Goods and/or services in the Approved Country; and

8.3.13.2	the export of the goods or services and payment by the Customer is not unlawful under any applicable law.

9.	UNDERTAKINGS

9.1	You agree with us that you will:

9.1.1	tell us immediately:

9.1.1.1	for a value of £50,000 or more, about any dispute (whether justifiable or not) between you and a Customer and any claim or attempt by a Customer to pay less than the Notified Value of an Invoice and give us copies of any correspondence;

9.1.1.2	anything which may affect a Customer’s credit worthiness;

9.1.1.3	if any person claims or tries to claim title to your Goods;

9.1.1.4	if whoever controls or manages your company or business changes;

9.1.1.5	if you breach any of your warranties to us;

9.1.1.6	about any Associated Business and if they start or stop trading;

9.1.1.7	about any returned Goods;

9.1.1.8	if you purchase goods or services from or owe any money to any Customer or there are any contracts or other arrangements between you and your Customer, which could reduce the Notified Value of an Invoice;

9.1.2	if we ask:

9.1.2.1	give us any information about your Customers that we require;

9.1.2.2	send us proofs of delivery or other evidence that you have delivered Goods or performed your services according to the Contract of Sale;

9.1.2.3	tell us about your bank accounts and if you open any bank account and, if we request, send us copies of any bank statements;

9.1.2.4	at your own expense, formally assign to us in the way we require specific invoices and their Related Rights including any credit insurance;

9.1.2.5	keep any returned Goods separate from other Goods and deliver them to us or deal with them as we direct;

9.1.3	try to resolve promptly any Customer’s disputes and claims;

9.1.4	not vary any payment terms or settlement discount in respect of any Invoice nor waive, vary, rescind or terminate any Contract of Sale;

9.1.5	promptly perform any continuing obligations under any Contract of Sale, such as repairing or maintaining Goods, providing drawings, documents or information, or performing any other services or obligations;

9.1.6	promptly raise and send to a Customer any credit note that is validly due and then Notify it to us. However, we may at any time, acting reasonably, require you either:

9.1.6.1	to send credit notes to us for approval and we may send or refuse to send them to your Customers; or

9.1.6.2	to stop issuing credit notes without our specific agreement;

9.1.7	promptly Notify us of any other matters (such as early payment or bulk purchase discounts) which may cause the Notified Value of Invoices to be reduced or extinguished and not, without our specific agreement, grant any prompt payment or bulk purchase discount;

9.1.8	keep to any procedure we set in relation to the day to day administration of this Agreement and send us any documents we ask for;

9.1.9	allow our employees or agents to enter your premises (or any location where Goods or records are stored) at any reasonable time in order to:

9.1.9.1	audit and verify your sales ledger and to ensure that you are adhering to the procedures we require;

9.1.9.2	remove (or at your expense) copy or check the terms of Contracts of Sale, your purchase ledgers, your accounting records (including the status of your preferential creditors), correspondence, orders and any other documents or computer files we require;

9.1.9.3	review those Related Rights capable of review, inspect Goods, or complete a Contract of Sale or collateral contract;

9.1.10	maintain accurate accounting books and records and have them audited, (except is so far as you are exempted from the requirement to have your accounts audited), at least once every year and as soon as the accounts have been signed off or at the latest within four months of the end of your financial year send us a copy of your audited accounts, together with any statement from your auditors;

9.1.11	notify us immediately if, for any reason, you fail to pay VAT, PAYE or any Corporate Tax when due;

9.1.12	promptly send us any other financial or other information we may request relating to your business or affairs;

9.1.13	give our bankers such instructions or indemnities as they may require to collect non-transferable instruments made payable to you; and

9.1.14	provide us with such security as we may from time to time reasonably require to secure your obligations to us.

9.2	You will not, except where we have agreed in writing, create any Security Interest over your Invoices or rights under this Agreement nor factor nor discount your Invoices other than to us.

10.	TERMINATION EVENTS

10.1	Each of the following is a Termination Event:

10.1.1	you breach or threaten to breach any warranty, undertaking or other obligation given or undertaken by you in this Agreement;

10.1.2	you fail to pay any sum due from you to us under this Agreement;

10.1.3	you become Insolvent, or any step is taken which could result in you becoming Insolvent;

10.1.4	a petition is presented to wind you up other than on grounds of your inability to pay your debts or notice is given by any person for your insolvent winding up;

10.1.5	you fail to pay any sum due under any other financing facility made available by us or any other person to you or otherwise breach the terms of any such facility;

10.1.6	you sell or dispose of the whole or a substantial part of your undertaking, property or assets or cease to carry on the business conducted by you on the date of this Agreement;

10.1.7	without our prior written consent, there is a material change in composition of your board of directors or partners or any change of 20 per cent or more in the immediate or ultimate ownership of your shares or in your constitution or composition;

10.1.8	we in our absolute discretion consider there is a deterioration in your financial condition or in your creditworthiness or in your operating performance or your management and control or in your general day to day administration and organisation or in your sales ledger administration or credit control procedures;

10.1.9	any person, who has waived or released its rights to your Invoices or their Related Rights, withdraws or attempts to withdraw, such waiver or release or otherwise asserts any interest in your Invoices or Related Rights;

10.1.10	you attempt to reject any variation to the Operating Conditions made by us;

10.1.11	this Agreement or any guarantee, indemnity or Security Interest granted as security for your obligations to us ceases to be legally valid, binding or enforceable or it is or becomes unlawful for you or any other person to perform your or their obligations under this Agreement or such guarantee, indemnity or security.

10.2	Upon or at any time after a Termination Event has occurred (whether or not we actually terminate this Agreement) or following the expiry of any notice to terminate this Agreement, we may by written notice to you (and as well as exercising any of our other rights under this Agreement or any other facility we have made available to you) do all or any of the following (either at the same time or at separate times):

10.2.1	we may increase your Fees and Charges by sending you revised Commercial Terms;

10.2.2	if the Facility is confidential, disclose this Facility to your Customers and simultaneously or at a later date cancel your agency to collect Invoices;

10.2.3	reduce the Advance Rate to zero or such other percentage as we may decide;

10.2.4	classify all or any Invoices as Disapproved;

10.2.5	apply a Reserve in such amount as we may decide;

10.2.6	combine your Current Accounts (if you have more than one) and any loan or other accounts maintained by us;

10.2.7	refuse requests for withdrawals from the Current Account;

10.2.8	demand immediate payment of:

10.2.8.1	any Debit Balance on your Current Account (or combined Current Accounts);

10.2.8.2	any Fees and Charges or other monies or liabilities which you owe us actually, contingently or prospectively. If we cannot calculate the precise amount owing to us on the date of demand we may include a reasonable estimate in our demand;

10.2.9	require you to repurchase any or all outstanding Invoices;

10.2.10	debit to your Current Account, in addition to any other fees to which we may be entitled, a fee equal to 3% of the value of all assigned Invoices (including VAT) which are unpaid on the date we serve notice under this clause and which come into existence thereafter. You agree that this fee represents a reasonable estimate by us of the costs of the additional services and administration which will be provided by us following a Termination Event;

10.2.11	terminate this Agreement and charge you the fees for early termination (if applicable) referred to in condition 6.6 above;

10.2.12	at your cost appoint accountants or any other professional to investigate your business, assets or affairs, to ascertain your financial position or, in the case of Invoice Discounting Clients, review your sales ledger administration and/or credit control procedures;

10.2.13	if you are an Invoice Discounting Client, request you to start Notifying Non-Notifiable Invoices to us and/or convert you to a Factoring Client;

10.2.14	if you are a Payroll Finance Client, cease to provide our Payroll Service and/or meet the Payroll Costs.

10.2.15	if you have Debtor Protection, terminate it.

10.3	Termination of this Agreement will not affect any of your or our respective rights and obligations which arose under it prior to such termination and, in particular, our rights in respect of Invoices assigned to us and our power of attorney will survive such termination. You will continue to Notify Invoices to us during any period of notice to terminate this Agreement and after the occurrence of a Termination Event until, in either case, repayment of all Debit Balances. Such rights and obligations shall only cease when all monies due from you to us and from us to you have been paid in full.

11.	REPURCHASE

11.1	We may at any time reassign all or any Invoices and their Related Rights to you.

11.2	The repurchase price payable by you to us for any Invoice repurchased by you will be its Notified Value plus all relative Fees and Charges less all sums received in or towards discharge of the Invoice. If we require you to repurchase all of your Invoices, then, for administrative convenience, their repurchase price will be the Debit Balance on the Current Account after we have debited all Fees and Charges and any other monies and liabilities actually, contingently or prospectively owing by you to us.

11.3	Upon payment of the repurchase price for an Invoice, our rights in that Invoice and its Related Rights will transfer to you. We will, if requested by you, at your expense, execute a formal re-assignment or retrocession to you of any Invoices repurchased and give notice of such repurchase to your Customers.

12.	COMMUNICATIONS BETWEEN US

12.1	Unless we agree otherwise, you will Notify us of all Invoices, credit and debit notes, daily cash collections (if you are an Invoice Discounting Client) and of any other information we may require electronically through the Website or by any other electronic means which we may specify from time to time and in such format as we may require.

12.2	We will provide regular statements to you relating to your accounts with us electronically through the Website, unless we agree otherwise. It is your responsibility to access this information and other communications from us by accessing the Website on a regular basis. Unless you notify us within 30 days of us posting your statement to the Website that any item is incorrect, then, that statement will be binding upon you, unless we have made an obvious error.

12.3	All information we provide to each other through the Website or by any other electronic means which we may specify from time to time (unless corrupted as a result of technical failure) has the same status as if it had been in writing or other printed form and signed by the provider and neither of us will challenge the validity of such information solely because it was prepared, sent or received only in electronic form. Where this Agreement requires a consent, waiver or notice given by us to be in writing such condition shall (unless it is notice to terminate or a variation of the Commercial Terms) be satisfied if it is transmitted through the Website. We may require you to provide hard copies of any information provided by you electronically.

12.4	In any proceedings or claim, you will accept and be bound by a certificate signed by us as to the balance on any accounts and the amounts due and owing by either of us to the other, unless we have made an obvious error and you consent to the registration of this Agreement and any such certificate for preservation and execution in Scotland.

12.5	We may accept and rely upon any signature, communication or information ostensibly sent by you even though you may not actually have given or sent it or the sender or provider had no authority to send or provide it. This applies whether the communication is written, oral or through the Website, or by any other electronic means which we may specify from time to time.

13.	VARIATIONS

13.1	This Agreement incorporates the Operating Conditions in force from time to time. Variations to these Operating Conditions can be made by us either by posting a copy of the varied Operating Conditions on the Website or, if you do not use the Facility via the Website, by sending a hard copy of the varied Operating Conditions to you by post. Any variation shall take effect immediately it is posted on the Website or a hard copy is posted to you. If you use the Website to use the Facility, you are responsible for checking the Website on a regular and frequent basis to update yourself as to any variation to Operating Conditions.

13.2	If you do not wish to utilise the Facility with any varied Operating Conditions, you should immediately cease to use the Facility. You confirm your acceptance of any varied Operating Conditions by submitting a Notification to us after the date the varied Operating Conditions take effect.

13.3	This Agreement incorporates the Commercial Terms in force from time to time. In addition to any annual increase in the Fees and Charges in accordance with the RPI, we may vary the Fees and Charges or introduce a Fee and Charge at any time after the end of any Minimum Term at any time. If we wish to do this we will give you at least one month’s written notice of the proposed change(s) to the Fees and Charges which will come into effect at the end of the notice period. We may unilaterally vary the Advance Rate, Approval Limit, Review Limit, proportion of your Export Invoices in respect of which we will make Advances or any Reserve in accordance with this Agreement. If we agree to provide you with an additional Facility, then, we will both agree the Commercial Terms which are to apply and we will provide these to you in hard copy form. Any letter or other agreement adopting such additional Commercial Terms and/or Operating Conditions which is signed on behalf of each of us shall be deemed to supplement the Commercial Terms and/or Operating Conditions from the date such letter or other agreement is received by us or such other date we stipulate.

14.	COMMUNICATIONS WITH PROFESSIONALS AND OTHERS

14.1	We may:

14.1.1	provide your bank, the Bank or any company in the Group or your auditors, accountants and other professional advisers with such information as they may require in relation to your business and affairs and the terms, operation and account balances under this Agreement;

14.1.2	obtain from your bank, auditors, accountants and other professional advisers such information as we may require;

14.1.3	obtain from your Customers their consent to taking of references from their bankers.

14.2	You have (or will) authorise the persons referred to above to give us such information.

14.3	We may disclose such information about you and any other person as we see fit to any potential assignee, transferee, sub-participant, sub-contractor or delegate of our rights or obligations under this Agreement.

15.	DATA PROTECTION

15.1	You agree that any and all information you supply to us, which is provided to us as a result of this Agreement or that we may otherwise acquire relating to any individual associated with or engaged by your business and/or a Customer’s business (including but not limited to a sole trader, director, shareholder, partner, member, employee, guarantor and/or indemnifier) may be used and/or disclosed by us for the purposes of:

15.1.1	deciding whether to enter into the Agreement with you;

15.1.2	performance of the Agreement and/or any other ancillary or related agreement including any sub contracted aspects of the performace of this Agreement;

and/or

15.1.3	exercising our right and/or obligations under the Agreement and/or any other ancillary or related agreements;

15.2	and also may be disclosed to and/or used by the Bank and any company in the Group and/or any credit reference agencies and fraud prevention and/or prosecution agencies.

15.2.1	If false or inaccurate information is provided and fraud is identified, details will be passed to fraud prevention agencies;

15.2.2	Law enforcement agencies maya access and use the information recorded with fraud prevention agencies;

15.2.3	We and other organisations may also access and use the information recorded with fraud protection agencies to prevent fraud and money laundering, for example, when

15.2.3.1	checking details on applications for credit and credit related or other facilities;

15.2.3.2	managing credit and credit related accounts or facilities;

15.2.3.3	recovering debt;

15.2.3.4	checking details on proposals and claims for all types of insurance, and

15.2.3.5	checking details of job applicants and employees.

15.2.4	Please contact us if you want to receive details of the relevant fraud protection agencies.

15.2.5	We and other organisations may access and use from other countries the information recorded by fraud protection agencies.

15.3	Where you provide Personal Data to us about any individual who is not a party to the Agreement, you warrant and undertake that the individuals concerned have explicitly agreed to the use and disclosure of such Personal Data (which may include Sensitive Personal Data) in accordance with the terms of this condition 15.

15.4	You warrant that you are registered under the DPA as a data controller and that your registration covers the processing of Personal Data in accordance with this Agreement.

15.5	You warrant that you shall process any Personal Data of which we are a data controller (as defined under the DPA) in accordance with any and all data protection legislation in force form time to time. In processing such Personal Data, you shall act only upon instructions given to you by us, unless otherwise required by law and/or by the data subject where appropriate.

15.6	You warrant to take appropriate technical and organisational security measures in order to safeguard the Personal Data being processed in accordance with this Agreement, from accidental loss or destruction and from any unlawful forms of processing. You shall notify us immediately of any breaches of security in relation to such Personal Data immediately upon becoming aware of such breaches. We shall be entitled to carry out and/or engage a third party to carry out on our behalf, an audit of your premises to check your compliance with this condition 15.

15.7	We shall be entitled to transfer any Personal Data processed in accordance with this Agreement outside the EEA. You warrant and undertake that you have obtained any necessary consents from relevant individuals for such transfer.

15.8	We will comply with our obligations as a data processor under the seventh principle set out in Schedule 1 to the DPA and accordingly we:

15.8.1	confirm that we have appropriate technical and organisational measures in place against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data held or processed by us and that we have taken reasonable measures to ensure the reliability of any staff who have access to Personal Data processed in connection with the Facility;

15.8.2	will act only on your instructions in relation to the processing of any Personal Data in connection with the Facility; and

15.8.3	will allow you access to our premises on reasonable notice to inspect our procedure described above.

16.	PARTNERSHIPS AND SOLE TRADERS

16.1	Where you are a partnership, the provisions of this condition 16 apply.

16.2	The undertakings and warranties contained in the Agreement are given by each partner and your obligations to us are joint and several.

16.3	We may:

16.3.1	release or reach a compromise with any partner without affecting our rights against the other partners or the partnership;

16.3.2	treat a notice or demand by us to any partner as a notice or demand given to the other partners or to the partnership (but we need not treat a notice or demand in such manner);

16.3.3	treat a notice or demand by any partner to us, as a notice or demand given by the firm or all the partners (but we need not treat a notice or demand in such manner);

16.3.4	treat this Agreement as binding upon any executor, administrator or personal representative of any of you and upon any committee, receiver, trustee or other persons acting on behalf of any of you; and

16.3.5	require you to include wording on each Notification so that it takes effect as an offer by you to sell us the Invoices referred to in it.

16.4	You will notify us in writing as soon as any partner leaves the partnership.

16.5	A retiring partner will have no obligations to us in respect of Invoices assigned to us after you have notified us of his retirement. However, he will remain liable to us for all matters occurring prior to such notification.

16.6	You warrant that the individuals signing this Agreement comprise all your partners. You will notify us of the admission of a new partner to your partnership. You will procure that any new partner executes such documents we may require to ensure that he is bound by the terms of this Agreement and is placed under the same obligations as you. If you change your trading style, or adopt another style, or incorporate your business, you will notify us of such fact, and if required by us, enter into such further agreement with us as may be necessary.

16.7	Notwithstanding any change in your partnership, we may account to you or exercise all our rights against you, including our right of set off as if there had been no such change.

16.8	If required by us, you will take all steps necessary to enable us to register this agreement at the Bills of Sale Registry.

16.9	If you are a sole trader, you will seek our consent before entering into a partnership with another person or incorporating your business.

17.	NOTICES

17.1	Any notice given by us to you to terminate this Agreement or vary the Commercial Terms shall be in writing and sent by post or by courier. Any other notice from us to you may be given by post, courier, telephone, facsimile or e-mail. Any notice served by post shall be addressed to you at either your address stated in the Commercial Terms, your registered office or the address last known to us at which you carried on business.

17.2	Notices and other communications sent or given by us shall be treated as served:

17.2.1	if delivered by courier: at the time of delivery;

17.2.2	if posted: 48 hours after posting or upon receipt (whichever is earlier);

17.2.3	if sent or given by telephone, facsimile or e-mail at the time of the conversation or transmission (unless the sender knows or ought reasonably to have been aware of a transmission failure).

17.3	Any notice given by you to us, including notice to terminate this Agreement, must be in writing and sent by special delivery post to us at our registered office or such other address as we advise to you in writing for this purpose and will take effect when it is received by us.

18.	LIMITATION OF LIABILITY

18.1	We will have no Liability to you for any:

18.1.1	expenses, loss of profits and/or damage to goodwill;

18.1.2	pure economic and/or other similar losses;

18.1.3	special damages;

18.1.4	aggravated, punitive and/or exemplary damages;

18.1.5	loss of communications;

18.1.6	loss of and loss of use of and/or corruption of data;

18.1.7	loss of and loss of use of software;

18.1.8	security breach by any third party in relation to any communications network of us or you, including but not limited to interception of any emails;

18.1.9	business interruption, loss of business, loss of contracts, loss of opportunity and/or production; and/or

18.1.10	consequential losses and/or indirect losses;

18.2	We will have no liability to you for:

18.2.1	any interception by any third party of any communication between us whether by email, via the Website and/or otherwise;

18.2.2	any accidental misdirection of any communication between us whether by email, via the Website or otherwise;

18.2.3	any inadvertent breach by us and/or anyone acting on our behalf of any confidentiality obligation owed by us to you and/or any obligation owed by us to you under the DPA;

18.2.4	any error and/or delay by us and/or anyone acting on our behalf in transmitting funds to you, reconciling cash, cheques, BACS or other remittances for Invoices or allocating them to your Current Account or any other accounts maintained by us;

18.2.5	any delay in processing a claim or refusal of any claim under any Debtor Protection provided by us;

18.2.6	us agreeing to accept settlement of Invoices by credit card; and/or

18.2.7	any inadvertent act and/or omission by us in the operation of this Agreement or any security provided for it.

18.3	Each of the limitations and/or exclusions in this Agreement shall be deemed to be repeated and apply as a separate provision for each of:

18.3.1	Liability in contract (including fundamental breach);

18.3.2	Liability in tort (including negligence);

18.3.3	Liability for breach of statutory duty; and

18.3.4	Liability for breach of common law and/or under any other legal basis.

18.4	Nothing in this Agreement excludes or limits our Liability for death or personal injury due to our negligence or any Liability which is due to our fraud or any other liability which we are not permitted to exclude or limit as a matter of law.

18.5	All warranties, terms, conditions and duties implied by law relating to fitness, quality or adequacy of our services are excluded to the fullest extent permitted by law.

19.	GENERAL

19.1	We may assign, transfer, securitise or otherwise dispose of any of our obligations, rights or remedies under this Agreement in any manner we see fit to any other person or sub-contract or delegate any of our obligations or duties under this Agreement to any other person. You will promptly execute any documents that we may reasonably require to give effect to any such assignment, assignation, transfer, securitisation or other disposal. You may not assign, transfer or otherwise dispose of any of your rights or obligations nor delegate any of your duties under this Agreement to any other person.

19.2	We may disclose any information concerning you or this Agreement that we are required to disclose either by law or regulation, in connection with this Agreement, or otherwise in connection with any assignment, transfer, securitisation or other disposal of any rights and/or obligations under the Agreement.

19.3	No delay or omission by us in exercising any of our rights or remedies shall impair or operate as a waiver of them. No waiver by us of any breach of your obligations to us shall constitute a waiver of any other breach. No single, partial or defective exercise by us of any right shall preclude our further exercise of our rights. Our rights are cumulative and not exclusive of any rights provided at law or in equity.

19.4	The terms of this Agreement are agreed by us and by you to be reasonable. However, if any provision is valid only if some other provision or a part of it is deleted then such other part or provision shall be treated as deleted.

19.5	Except where specifically provided, this Agreement may only be enforced by the parties to it and the parties may rescind or vary it without the consent of any other person.

19.6	This Agreement may be entered into in any number of counterparts, each of which when executed and delivered may be treated as an original.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement shall be governed by and construed in accordance with English Law. You accept the jurisdiction of the English Courts to hear and determine any proceedings arising out of this Agreement. However, you agree that we may bring proceedings in the Courts of any other jurisdiction.

21.	INTERPRETATION

21.1	In this Agreement:

21.1.1	unless the context otherwise provides, the singular includes the plural and vice versa;

21.1.2	a reference to any gender includes any other gender;

21.1.3	the headings are for convenience only and shall be ignored in its interpretation;

21.1.4	references to a “clause” or “condition” are to a clause of the Commercial Terms or a condition of the Operating Conditions and, unless otherwise specified, any reference to a condition, is to a condition in Part II of the Operating Conditions – Part II – Provisions relating to all Clients;

21.1.5	references to a “Part” are to a part of the Operating Conditions;

21.1.6	if there is any conflict or inconsistency between the conditions contained in this Part II and those contained in Parts III, IV, V, VI, VII, VIII, IX or X the conditions in Part III, IV, V, VI, VII, VIII, IX or X shall prevail;

21.1.7	references to the “Agreement” are to the deed entered into by both of us and the Operating Conditions incorporated therein as varied, replaced or supplemented from time to time;

21.1.8	any reference to a “person” is to any individual, firm, company, limited liability partnership, corporation or partnership, unincorporated body, government, government agency or public authority;

21.1.9	the meaning of general words either introduced or followed by the words “other” or “including” is not to be limited by reference to any preceding word indicating a particular class of acts, matters or things;

21.1.10	unless the context otherwise requires, where in or in relation to any place outside England and Wales, the meaning of a word or expression used in this Agreement is to be considered and such word or expression has no counterpart in that place, it is to have the meaning of its closest equivalent in that place;

21.1.11	any reference to an Act of Parliament or any subordinate or other legislation shall be construed as a reference to that legislation as subsequently amended or re-enacted and shall include all subordinate legislation deriving authority from any Act;

21.1.12	any term or phrase defined in the Companies Act 2006 (whether capitalised or not) bears the same meaning in this Agreement;

21.1.13	any reference to “we” or “us” includes our transferees and assignees; and

21.1.14	any reference to “you” means you in whatever name or style you carry on business.

OPERATING CONDITIONS - PART III

PROVISIONS RELATING TO INVOICE DISCOUNTING CLIENTS ONLY

1.	AGENCY APPOINTMENT

1.1	We appoint you as our agent, at your expense, to administer Customers’ accounts and to collect and enforce payment of Invoices for our benefit. You accept such appointment and agree to act promptly and efficiently in carrying out your duties and to follow any instructions which we may give you. You will ensure that all Invoices are promptly and accurately entered in your sales ledger. You will instruct your bankers to transfer to the Trust Account all credit transfers received by you. You will not instruct a solicitor or other agent to collect any Invoice without our prior written approval and, then, only on terms approved by us.

1.2	You will open a Trust Account in respect of each Invoice Discounting, Currency and/or Export Facility made available by us to you. All balances in the Trust Account are held on trust for us and you will notify the bank holding the Trust Account of such trust. Until we serve notice on you to the contrary, you will direct your Customers to settle their Invoices by making payment directly into that account. If you receive payment (even if it is made payable to us) you will immediately upon receipt pay it into the Trust Account. Alternatively, if we require, you will deliver to us or pay into such bank account as we may nominate all cash or other remittances endorsing the same where necessary. You will keep any payment received by you (other than pursuant to a Scottish Invoice) as our agent, pending payment into the Trust Account or to any other account nominated by us, separate from your own money. Any payment received by you in respect of a Scottish Invoice shall be trust property in accordance with Clause 3.4 of the Agreement and you shall hold such payment separate from your own money pending payment into the Trust Account or to any other account nominated by us.

1.3	Where we have agreed that this Agreement is disclosed, then you will include the wording which we will provide to you on each Invoice.

1.4	Where we have agreed that this Agreement is confidential, then, for the moment, neither you nor we will notify your Customers that you have assigned your Invoices to us. However, we may at any time vary or terminate your agency to collect either some or all of your Invoices. We may:

1.4.1	give (or require you to give) notice to some or all of your Customers of the assignment of their Invoices and the Related Rights to us;

1.4.2	either simultaneously with giving such notice or at a later date, instruct your Customers to pay us directly;

1.4.3	require you to send us a copy of your sales and purchase ledgers and such other records as we may require;

1.4.4	require you to forward all Invoices to us for issuing by us and we will, at your expense, administer Customers’ accounts.

You will confirm to your Customers the effect of any notice served on them and if your agency to collect Invoices has been terminated you will cease to hold yourself out as our agent to collect Invoices. The provisions of condition 5 (Collections of Invoices) shall then apply.

1.5	You will pay those costs specified in the Commercial Terms for maintaining the Trust Account.

1.6	You hereby authorise us or any person nominated by us (which for the time being is R F Spencer Limited) to contact your Customers to verify the amount of each Invoice due from them, the due date for payment and in the case of overdue Invoices, the date when payment can be expected. You will assist us or our nominee in any way we require and you authorise us and them to disclose their identity if required to do so by law or if requested by a Customer. Any nominee will act on your behalf and will report the results of its investigations to us. Notwithstanding any audit of your sales ledger by us or our nominee you are wholly responsible for:

1.6.1	maintaining proper accounting records as required by law; and

1.6.2	complying with your obligations under this Agreement.

2.	INFORMATION AND REPORTING REQUIREMENTS

2.1	You will maintain a monthly open item ageing analysis, in such form as we may require, showing the position of each Customer’s account on the last day of each month, including details of any outstanding credit balances.

2.2	You will supply to us wherever possible via the Website (or at our option make available for inspection by us) the following documents and/or information:

2.2.1	forthwith upon our request:

2.2.1.1	(unless we have agreed to raise the Invoices or credit notes on your behalf) copies of Invoices and all debit and credit notes or other documents evidencing how an Invoice is reduced, paid or otherwise satisfied;

2.2.1.2	the full terms of any Contract of Sale;

2.2.1.3	proof of the complete performance of each Contract of Sale; and

2.2.1.4	such other information and evidence as we may require relating to Invoices Related Rights or Contracts of Sale;

2.2.2	daily: a report detailing monies collected by you as our agent;

2.2.3	within 15 days of the end of the month to which they relate or promptly upon our request copies of:

2.2.3.1	your open item ageing analysis;

2.2.3.2	your sales ledger control account with a reconciliation of it to our month end statement;

2.2.3.3	your reconciliation of cash receipts into the Trust Account; and

2.2.3.4	your purchase ledger; and

2.2.4	within one month (or other such period as we may reasonably specify) of the end of the month to which they relate your monthly management accounts.

3.	NON-NOTIFIABLE INVOICES

3.1	Until we give you notice to the contrary, you must not Notify us of the following Invoices:

3.1.1	Invoices due from a director or shareholder or employee of yours;

3.1.2	Invoices due from any other person whose relationship to you falls within the meaning of “associate” as defined by s.184 of the Consumer Credit Act 1974;

3.1.3	Invoices due from the sale of any of your capital assets;

3.1.4	Invoices which are not due in respect of your trade, occupation or profession;

3.1.5	Invoices where the Customer does not have an established place of business;

3.1.6	Invoices arising under a hire purchase, leasing or consumer credit sale agreement;

3.1.7	Invoices due in respect of Goods delivered on sale or return or on approval;

3.1.8	those additional Invoices referred to in the Agreement as Additional Non-Notifiable Invoices;

3.2	We may at any time require you to Notify us of Non-Notifiable Invoices, although we may Disapprove them, if we do this you then must direct the Customers in respect of these Invoices to make payment directly into the Trust Account and if you receive payment you must immediately upon receipt pay it into the Trust Account and condition 1.2 will apply.

3.3	We will only charge the Service Fee in respect of Non-Notifiable Invoices after we have given you notice under condition 3.2 above.

4.	OUR SERVICES

4.1	In return for the Service Fee we will at your request or at any other time should we so decide provide the following services relative to Notified Invoices:

4.1.1	advice on improvements to your collection procedures and assessing your need for credit insurance;

4.1.2	general advice on standard sales contracts, terms of payment, the use of settlement discounts, evaluating the effect of changing invoicing methods and terms;

4.1.3	provision of statistical information based upon Invoices Notified to us;

4.1.4	advice on export debtor procedures and the specific requirements of major trading countries where we have arrangements with correspondents;

4.1.5	assistance in reviewing general terms and conditions of suppliers in relation to their reservations of title;

4.1.6	advice on your relationship with your bankers;

4.1.7	checking and advising you on the accuracy of the monthly reconciliation of your sales ledger to our month end statement;

4.1.8	advice on your need for foreign exchange facilities or contingent liability cover;

4.1.9	daily, information as to the status of your accounts with us;

4.1.10	reviewing your reconciliation and monitoring the operation of the Trust Account, including detailing dishonoured cheques or other defects in payment;

4.1.11	liaising with solicitors instructed to collect Invoices;

4.1.12	inspecting your books and records relating to Invoices, including:

4.1.12.1	general systems;

4.1.12.2	maintenance of sales ledger;

4.1.12.3	dunning cycles;

4.1.12.4	overdue Invoices;

4.1.12.5	control systems.

The provision of any of the services in this condition 4 shall be without responsibility on our part to the fullest extent permitted by law.

5.	INVOICE DISCOUNTING CLIENTS WHICH BECOME FACTORING CLIENTS

5.1	If following a Termination Event we exercise our rights to cancel your agency to collect Invoices and disclose this Facility to your Customers, we may also convert you to a Factoring Client in which case the following shall apply:

5.1.1	we will send you (at the same time as we serve notice on you) details of the revised Commercial Terms which will include an increased Service Fee to reflect the additional services provided by us to Factoring Clients and an Additional Service Fee which we will charge in respect of Invoices which remain outstanding more than 3 months after the end of the month in which the Invoice is raised;

5.1.2	(if you cannot already access it) we will provide you with access rights to Cash Connect which is the Website interface for Factoring Clients;

5.1.3	Operating Conditions – Part III – Provisions relating to Invoice Discounting Clients only which only apply to Invoice Discounting Clients will cease to apply to you and Operating Conditions – Part IV – Provisions relating to Factoring Clients only will apply;

5.1.4	all Invoices subsequently issued by you will be endorsed as assigned to us.

You will automatically become a Factoring Client on service of the notice and will then be bound by the those Operating Conditions which apply to Factoring Clients in place of those which apply to Invoice Discounting Clients.

6.	OUR FEES AND CHARGES FOR INVOICE DISCOUNTING CLIENTS

6.1	If we have agreed a Monthly Minimum Fee:

6.1.1	we will debit to your Current Account on the first Working Day of each month the amount of the Monthly Minimum Fee; and

6.1.2	where the Start Date occurs during a month we will divide the Monthly Minimum Fee by the number of days in the month and multiply it by the number of days to the last day of the month and debit this amount to your Current Account.

6.2	If we have agreed an Annual Minimum Fee:

6.2.1	we will debit to your Current Account on the last Working Day of each month any shortfall between the actual Service Fee paid by you in that month and the monthly amount of any Minimum Fee; and

6.2.2	this calculation will commence in the calendar month in which the Start Date occurs

6.3	We will debit any Monitoring Fee, Audit Fee, Arrangement Fee, Facility Fee, Documentation Fee and any Under Utilisation Fee specified in the Commercial Terms to your Current Account at the intervals agreed with you.

6.4	At the end of the month in which each anniversary of this Agreement’s Start Date falls, the Monitoring Fee, Audit Fee and Facility Fee shall be increased by an amount not less than the increase in the Retail Price Index over the same 12 month period.

6.5	We will charge one twelfth of the Under Utilisation Fee monthly in arrears on the amount by which during the preceding calendar month:

6.5.1	your average Debit Balance; or

6.5.2	where we have agreed to make Facilities available to you and any other members of your group, your and their combined average Debit Balances; or

6.5.3	where we have agreed to make a stock finance facility available to you and/or any other member(s) of your group (and agreed to take it into account for these purposes) the combined average debit balance on any such stock finance loan account(s) and your and their combined Debit Balances;

falls short by more than the Agreed Percentage of the Review Limit (or any aggregate Review Limit of the Facility/facility as indicated in condition 6.5.3, where one has been agreed).

6.6	If we provide services to a level or intensity which were not envisaged by us at the time of entry into this Agreement (which includes you communicating with us other than via the Website or by email) then, in addition to the Service Fee, we may by notice to you either:

6.6.1	increase the Service Fee; or

6.6.2	charge a reasonable additional fee or fees;

to compensate us for all costs and expenses (including the cost of our administrative time and resulting loss of profit) for providing such service.

6.7	If at any time you exceed your Availability, then, in addition to demanding immediate repayment of the excess, we may by notice to you increase our Fees and Charges to reflect our increased risk.

7.	EXPORT/CURRENCY INVOICES

7.1	We may Approve, make Advances and pay the Purchase Price in Sterling for Export Invoices Notified to us from time to time. If we do this we may adjust the Service Fee to compensate for the additional work involved and a reasonable profit margin thereon.

7.2	Unless we have agreed to make a Currency Facility available all Currency Invoices will be converted into Sterling at the spot rate of exchange on the day on which the Invoice is Notified to us.

OPERATING CONDITIONS - PART IV

PROVISIONS RELATING TO FACTORING CLIENTS ONLY

1.	OUR SERVICES

1.1	We will:

1.1.1	run your sales ledger;

1.1.2	collect payment of your invoices from your Customers by sending them monthly statements and reminder letters where necessary in a format agreed with you.

1.2	We may:

1.2.1	give you information about Customers’ and possible new Customers’ credit status within a reasonable period of you asking us. We will not pay any compensation or damages if the information we give is not accurate;

1.2.2	approve, make Advances and pay the Purchase Price in Sterling in respect of Export and/or Currency Invoices;

1.2.3	provide certain additional services.

1.2.4	apply any cash, cheque or other remittance received by us which a Customer has not allocated to a specific invoice in or towards payment of any Approved or Disapproved Invoice as we may determine;

1.2.5	exclude certain Invoices from the operation of this Agreement.

2.	YOUR RESPONSIBILITIES

2.1	You must:

2.1.1	(unless we have agreed to raise Invoices on your behalf) raise Invoices in the normal course but including wording which we will provide to you indicating that each one has been assigned to us and ensure that all Invoices are promptly and accurately entered in your sales ledger;

2.1.2	send notices of assignment of your Invoices to your Customers;

2.1.3	not attempt to collect payment for any Invoices for your own account;

2.1.4	not agree to compromise any Invoices;

2.1.5	only issue credit notes in accordance with condition 9.1.6.; and

2.1.6	within one month (or other such period as we may reasonably specify) of the end of the quarter to which they relate send your quarterly management accounts to us.

3.	OUR FEES AND CHARGES FOR FACTORING CLIENTS

3.1	For the purpose of calculating any Minimum Fee expressed as an annual fee:

3.1.1	“annual” means the period from 1 July in any year to 30 June in the next year. The first annual charge will reflect the period from the Start Date to the next 30th June.

3.1.2	we will divide the fee by 365 and multiply that figure by the number of relevant days elapsed to the date of calculation of the fee.

3.1.3	If the annual fee shall be an Annual Fixed Service Fee we may charge part of a monthly instalment of the Fee when you Notify us of invoices during each month. At the end of each month we will amend the monthly instalment to allow for the sums already charged.

3.2	If we have agreed a Monthly Minimum Fee:

3.2.1	we will debit to your Current Account on the first Working Day of each month the amount of the Monthly Minimum Fee; and

3.2.2	where the Start Date occurs during a month we will divide the Monthly Minimum Fee by the number of days in the month and multiply it by the number of days to the last day of the month and debit this amount to your Current Account.

3.3	We will apply any Additional Service Fee percentage specified in the Commercial Terms to the Notified Value of all invoices which remain outstanding for longer than the number of months also specified in the Commercial Terms. We will charge this fee on the last Working Day of each month in respect of that month.

3.4	At the end of the month in which each anniversary of this Agreement’s Start Date falls, the Annual Fixed Service Fee and Monthly Minimum Service Fee shall be increased by an amount not less than the increase in the Retail Price Index over the same 12 month period.

4.	CURRENCY INVOICES

4.1	If an Invoice is a Currency Invoice, we will work out the Purchase Price in Sterling at the exchange rate agreed between us. If we do not agree on an exchange rate, we will use the exchange rate on the date we make the Advance.

4.2	We may at your request set up separate Current Accounts for each currency in which we agree to make Advances.

4.3	If we make Advances in a currency other than Sterling we may calculate the Discount Charge on Debit Balances by adding the margin to the Bank’s short term offer rate for the currency in question as determined by us either daily or weekly.